Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Anebulo Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	2,667,500	$5.00	$13,337,500	0.0000927	$1,236.39
Total Offering Amounts				–	$13,337,500	–	$1,236.39
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$1,236.39

(1)	This Registration Statement covers 2,667,500 shares of the Registrant’s common stock that may be offered or sold from time to time pursuant to the Registrant’s 2020 Stock Incentive Plan. This Registration Statement shall also cover any additional shares of common stock that become issuable under the Plan or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Registrant’s common stock as traded on The Nasdaq Capital Market on April 20, 2022, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.